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                                   EXHIBIT 11



DOMINION BRIDGE CORPORATION
COMPUTATIONS OF EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE (In thousands of U.S. dollars except share data)


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




                                          3 Months           3 Months
                                            ended              ended
                                         December 31,       December 31,
                                             1997               1998
                                         ------------       ------------
Income (loss) applicable
  to Common Stock                             (2,636)            (1,115)

Primary shares:
  Average number of common shares
    outstanding during the period         31,447,648         27,454,931

  Common-equivalent shares
    attributable to options and
    deferred stock                                --                 --
                                          ----------         ----------
    Total common and common
      equivalent shares                   31,447,648         27,454,931
                                          ==========         ==========

Primary earnings (loss) per common
  and common-equivalent share                  (0.08)             (0.04)


Income (loss) applicable to
  Common Stock                                (2,636)            (1,115)

Fully diluted shares:
  Average number of common shares
    outstanding during the period         31,447,648         27,454,931

  Common-equivalent shares
    attributable to options and
    deferred stock                           125,000          1,604,380

  Dilutive preferred shares                       --                 --
                                          ----------         ----------
    Total common and
      common-equivalent shares            31,572,648         29,059,311
                                          ==========         ==========

Fully diluted earnings (loss) per
  common and common-equivalent share           (0.08)             (0.04)
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